As filed with the U.S. Securities and Exchange Commission on December 30, 2021.

Registration No. 333-261753

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AURORA TECHNOLOGY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1624542
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Aurora Technology Acquisition Corp.

4 Embarcadero Center

Suite 1449

San Francisco, California 94105

(650) 550-0458

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zachary Wang

3rd Floor, One Capital Place, PO Box 10190

George Town, Grand Cayman, KY1-1002

Cayman Islands

(345) 745-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ilan Katz, Esq. Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 (212) 768-6700	Mathew J. Saur, Esq. Woolery & Co. PLLC 1 Pier 76 408 12th Ave New York, NY 10018 (212) 287-7377	Barry I. Grossman, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Sixth Avenue New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A Ordinary Share, no par value, one Redeemable Warrant to acquire one-half (1/2) of one Class A Ordinary Share, and one Right to acquire one-twentieth of one Class A Ordinary Share(2)	23,000,000	$10.00	$230,000,000	$21,321.00
Class A Ordinary Shares included as part of Units(3)	23,000,000	— (4)	—	—
Redeemable Warrants included as part of Units(3)	23,000,000	— (4)	—	—
Rights included as part of the Units(3)	23,000,000	— (4)	—	—
Class A Ordinary Shares underlying Rights included as part of the Units(3)	1,150,000	$10.00	$11,500,000	$1,066.05
Class A Ordinary Shares issuable upon exercise of Redeemable Warrants included as part of the Units(3)	11,500,000	$11.50	$132,250,000	$12,259.58
Representative’s Class A Ordinary Shares(3)	35,000	$10.00	$350,000	$32.45
Total(5)			$374,100,000	$34,679.08

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(a).
(2)

Includes 3,000,000 Units that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Such Units include 3,000,000 Class A Ordinary Shares, 3,000,000 Redeemable Warrants to acquire one-half (1/2) of one Class A Ordinary Share, and 3,000,000 Rights to acquire one-twentieth of one Class A Ordinary Share upon the consummation of our initial business combination.

(3)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Aurora Technology Acquisition Corp. Is filing this Amendment No. 1 to its registration statement on Form S-1 (File No. 333-261753) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC/FINRA expenses	$55,000
Accounting fees and expenses	60,000
Printing and engraving expenses	25,000
Legal fees and expenses	175,000
Stock exchange listing and filing fees	50,000
Reimbursement for underwriter expenses	125,000
Miscellaneous	$10,000

Total	$500,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

In August 7, 2021, we issued an aggregate of 5,750,000 founder shares to ATAC Sponsor LLC, our sponsor, for an aggregate purchase price of $25,000, or an average purchase price of approximately $0.0043 per share. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding ordinary shares upon completion of this offering (not including the representative shares). Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, our sponsor has agreed to purchase an aggregate of 5,500,000 private placement warrants (or 6,025,000 private placement warrants if the over-allotment option is exercised in full) at a price of $1.00 per warrant, for an aggregate purchase price of $5,500,000 (or $6,025,000 if the over-allotment option is exercised in full). This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Maxim and/or its designees, have agreed to purchase an aggregate of 500,000 private placement warrants (or 575,000 warrants if the over-allotment option is exercised in full) at a price of $1.00 per warrant, for an aggregate purchase price of $500,000 (or $575,000 if the over-allotment option is exercised in full). This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

We have agreed to issue to Maxim and/or its designees, 35,000 Class A ordinary shares. This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1*	Memorandum and Articles of Association

3.2*	Form of Amended and Restated Memorandum and Articles of Association

4.1*	Specimen Unit Certificate

4.2*	Specimen Ordinary Share Certificate

4.3*	Specimen Warrant Certificate

4.4*	Specimen Rights Certificate

4.5*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant

4.6*	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant

5.1*	Opinion of Dentons, Dinner Martin Attorneys, Cayman Islands legal counsel to the Registrant

5.2*	Opinion of Dentons US LLP

10.1*	Form of Letter Agreement from each of the Registrant’s sponsor, initial shareholders, officers and directors

10.2*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant

10.3*	Promissory Note, dated as of August 7, 2021 by the Registrant to ATAC Sponsor LLC

10.4*	Form of Registration Rights Agreement

10.5*	Subscription Agreement dated August 7, 2021 between the Registrant and ATAC Sponsor LLC

10.6*	Private Placement Warrants Purchase Agreement between the Registrant and ATAC Sponsor LLC

10.7*	Administrative Services Agreement dated August 7, 2021 between the Registrant, ATAC Sponsor LLC and ATAC Manager LLC

10.8*	Form of Director Indemnity Agreement

10.9*	Private Placement Warrants Purchase Agreement between the Registrant and Maxim Group LLC

14*	Code of Ethics

23.1**	Consent of EisnerAmper LLP

23.2*	Consent of Dentons, Dinner Martin Attorneys, Cayman Islands legal counsel to the Registrant (included on Exhibit 5.1)

23.3*	Consent of Dentons US LLP (included in Exhibit 5.2)

24**	Power of Attorney

99.1*	Audit committee charter

99.2*	Compensation committee charter

99.3*	Nominating and corporate governance committee charter

99.4**	Consent of Sam Yam

99.5**	Consent of Max Baucus

99.6**	Consent of James C Woolery

99.7**	Consent of J Paul Asquith

99.8**	Consent of Alec Hartman

*	Filed herewith
**	Previously filed

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 30th day of December, 2021.

Aurora Technology Acquisition Corp.

By:	/s/ Zachary Wang
Name:	Zachary Wang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Zachary Wang Zachary Wang	Chief Executive Officer and Chairman (Principal Executive Officer)	December 30, 2021

* Yida Gao	Chief Operating Officer and Vice Chairman (Principal Financial and Accounting Officer)	December 30, 2021

* Cathryn Chen	Chief Financial Officer and Director	December 30, 2021

*By:/s/ Zachary Wang

Name: Zachary Wang

Title: Attorney-in-Fact